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                                AMENDMENT NO.4 TO
                          INVESTMENT ADVISORY AGREEMENT


This Amendment to the January 1, 1987 Investment Advisory Agreement as amended from time to time, by and between PHOENIX INVESTMENT COUNSEL, INC., a Massachusetts corporation (the "Adviser") and PXRE REINSURANCE COMPANY (formerly Phoenix Reinsurance Company), a Connecticut corporation (the "Client") (the "Agreement"), is hereby effective as of the first day of January, 1999.

1.    Section 3 of the Agreement is hereby amended and restated as follows:

      In consideration of the services performed hereunder, the Client shall pay a fee to the Adviser equal to an annual rate of 0.125% of the average net of assets of each account in the Portfolio but in no event shall Adviser receive less than $6.250.00 annually per account in the Portfolio. Such fees shall be paid in quarterly installments, each due within fifteen (15) days of the last day of the calendar quarter. In addition, the Client shall reimburse the Adviser for any and all out-of-pocket expenses incurred in managing the Portfolio including, but not limited to, custodian fees, clearing agent fees, brokerage costs and sales, service or similar taxes, if any.

2. Any sums heretofore paid for services rendered in 1999 shall be applied to the sum of owned under Section 3 of the Agreement as revised herein.

IN WITNESS WHEREOF, the parties hereto have duly caused this Amendment No. 4 to the Investment Advisory Agreement to be executed on this 7 day of July 2000.

PHOENIX INVESTMENT COUNSEL, INC.                              PXRE CORPORATION


By:  /s/ James K. Salonia                       By: /s/ James F. Dore
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Its:      Vice President                        Its:  Executive Vice President
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